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                                  Exhibit 8.1

               [Letterhead of Flippin, Densmore, Morse & Jessee]

                               December 3, 2001


Virginia Financial Corporation
24 South Augusta Street
Post Office Box 1309
Staunton, Virginia 24401


Ladies and Gentlemen:

     We have acted as counsel to Virginia Financial Corporation, a Virginia corporation ("VFNL") in connection with the proposed merger of Virginia Commonwealth Financial Corporation, a Virginia corporation ("VCFC"), with and into VFNL pursuant to an Agreement and Plan of Reorganization, dated as of June 12, 2001 (the "Agreement"), by and between VFNL and VCFC.

     Pursuant to the Agreement and the Plan of Merger (the "Plan") attached as Exhibit A to the Agreement, and subject to various regulatory approvals, VCFC will be merged with and into VFNL in accordance with the provisions of, and with the effect provided in, the Virginia Stock Corporation Act (the "Merger"). At the effective date of the Merger, and pursuant to the Plan, each share of common stock of VCFC ("VCFC Common Stock") will be exchanged for and converted into
1.4391 shares of common stock of VFNL ("VFNL Common Stock"), plus cash in lieu of issuing fractional shares of VFNL Common Stock.

     For purposes of this opinion, we have reviewed the Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent that: (i) the Merger will be completed in the manner set forth in the Agreement and in the Registration Statement on Form S-4 of VFNL, including the Joint Proxy Statement/Prospectus of VFNL and VCFC contained therein (the "Registration Statement"), and (ii) the facts which are set out in the letters of representation from VFNL and VCFC to us both dated November 30, 2001, will be true and complete at the effective time of the Merger.

     Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm our opinion as set forth under the caption "Material Federal Income Tax Consequences."
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      We express our opinion herein only as to those matters specifically set forth herein and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the Commonwealth of Virginia, and we do not express any opinion herein concerning any law other than the federal law of the United States.

      This opinion is provided in connection with the Merger as required by
Section 6.1(d) of the Agreement, is solely for the benefit of VFNL, VCFC and VFNL shareholders, and may not be relied upon in any other manner or by any other person. This opinion may not be disclosed to any other person or used in any other manner without the prior written consent of the undersigned.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm under the heading "Certain U.S. Federal Income Tax Considerations." In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                     Very truly yours,



                                     /s/ Flippin, Densmore, Morse & Jessee, P.C.




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